Exhibit (s)

EX. FILING FEES

Calculation of Filing Fee Tables

424(b)(2)

(Form Type)

Hercules Capital, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Shares, $0.001 par value per share	Rule 457(c)	17,500,000	$16.66	(1)	$291,550,000.00	$0.0000927	$27,026.69
	Total Offering Amounts						$291,550,000.00		$27,026.69
	Total Fees Previously Paid								-
	Total Fee Offsets
	Net Fee Due								$27,026.69

(1)

Estimated in accordance with Rule 457(c) solely for purposes of calculating the registration fee. The maximum price per Security and the maximum aggregate offering price are based on the average of the $17.00 (high) and $16.31 (low) sale price of the Registrant’s Common Shares as reported on the New York Stock Exchange on May 2, 2022, which date is within five business days prior to filing this Registration Statement.